Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

March 24, 2021

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, PA 18976

Ladies and Gentlemen:

We are acting as counsel to Windtree Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (File No. 333-248874), filed with the Securities and Exchange Commission (the “Commission”) on September 17, 2020 (the “Registration Statement”) and declared effective on September 29, 2020 under the Securities Act of 1933, as amended (the “Securities Act”), and the issuance and sale of (i) an aggregate 9,230,500 shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”) and (ii) warrants to purchase 9,230,500 shares of Common Stock with an exercise price of $3.60 per whole share (the “Warrants”). The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares.” The Shares, the Warrants and the Warrant Shares are collectively herein referred to as the “Securities.” The Securities are to be sold pursuant to an Underwriting Agreement, dated March 23, 2021, by and between the Company and Oppenheimer & Co. Inc., as representative of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”). The Underwriting Agreement, form of Warrant and form of Warrant Agreement pursuant to which the Warrants are to be issued (the “Warrant Agreement”) have been filed as Exhibits 1.1, 4.1 and 4.2, respectively, to a Current Report on Form 8-K filed with the Commission on the date hereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that:

1.

The Shares have been duly authorized by all necessary corporate action of the Company and, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable;

Windtree Therapeutics, Inc. March 24, 2021 Page 2

2.

The Warrants have been duly authorized by all necessary corporate action of the Company and, when executed and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement and Warrant Agreement, will be legally issued binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

3.

The Warrant Shares have been duly authorized by all necessary corporate action of the Company and, when issued and paid for in accordance with the terms of the Warrant Agreement and the Warrants, will be validly issued, fully paid and nonassessable.

This opinion letter is given as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts or circumstances that may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In rendering this opinion and giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours, /s/ Troutman Pepper Hamilton Sanders LLP Troutman Pepper Hamilton Sanders LLP